EXHIBIT TO FORM 4 FILING

SENTIENT GLOBAL RESOURCES FUND III, LP

This Statement of Beneficial Ownership of Securities is being filed by (i) Sentient Global Resources Fund III, L.P. (“Fund III” or the “Reporting Person”),  (ii) SRGF III Parallel I, LP (“Parallel I”), and (iii) Sentient Executive GP III, Limited (“ Sentient Executive”).   Sentient Executive is the general partner of the general partner of Fund III and Parallel I and makes the investment decisions for those entities.

Explanation of Responses to Form 4:

Option to Purchase IPO Shares and Over-Allotment Shares. Under a Common Stock Purchase Agreement dated December 29, 2009 (the “Purchase Agreement”) Fund III and Parallel I received the right to purchase shares of the Issuer. On January 7, 2010 Fund III purchased 768,144 shares from the Issuer. On March 24, 2010, the Reporting Person purchased an additional 823,043 shares from the Issuer. The Purchase Agreement also gave the Reporting Person an option to purchase up to 135,211 additional shares if the Issuer sells the underwriters 600,000 shares to cover over-allotments (fewer shares may be purchased to the extent that the underwriters purchaser fewer than 600,000 shares).  The option may be exercised in whole or in part. If exercised in full, the number of shares that may be purchased by the Reporting Person will permit it to retain its percentage ownership in the Issuer. The purchase price will be the same as the price paid by the public.